EXHIBIT 10(23)
WAIVER AND CONSENT
     This WAIVER AND CONSENT (this “Agreement”) is made and entered into as of the 28th day of June, 2006 by and among CanArgo Energy Corporation, a Delaware corporation (the “Company”), and the individuals and entities who or which are signatories hereto (hereby referred to as a “Subordinated Noteholder” and collectively as the “Subordinated Noteholders”).
     WHEREAS, the Company and certain individuals propose to enter into a Note and Warrant Purchase Agreement (the “Note and Warrant Purchase Agreement”) pursuant to which the Company shall issue up to $10,000,000 in convertible promissory notes (the “12% Subordinated Notes”) on the Closing Date (as defined in the Note and Warrant Purchase Agreement) and warrants to purchase up to 12.5 million shares, at an exercise price of $1.00 per share, subject to adjustment, of the Company’s common stock, par value $.10 per share, on the Closing Date, expiring on the second anniversary of the Closing Date (the “Warrants,” and together with the 12% Subordinated Notes, the “12% Subordinated Offering”) thereafter and in accordance with the terms thereof; and
     WHEREAS, the principal amount of each 12% Subordinated Note shall be from time to time in whole or in part convertible at the option of the holder thereof into shares of the Company’s common stock at a price per share equal to $1.00 per share, as such price may be adjusted pursuant to the terms of the Note and Warrant Purchase Agreement; and
     WHEREAS, the Subordinated Noteholders have certain rights (the “Subordinated Noteholder Rights”) acquired in connection with the purchase of the Company’s Subordinated Notes due September 1, 2009 (“Subordinated Notes”) under that Note and Warrant Purchase Agreement dated March 3, 2006 by and among the Company and the Subordinated Noteholders signatory thereto (the “Subordinated Note Purchase Agreement”) and the ancillary documents associated therewith, which rights may include, without limitation, (i) anti-dilution rights and protections, and preemptive and notice rights with respect to certain issuances of securities by the Company, (ii) rights in connection with negative covenants provided by the Company in Section 12 of the Subordinated Note Purchase Agreement and (ii) other rights as described therein; and
     WHEREAS, each of the Subordinated Noteholders desires to waive certain of the Subordinated Noteholder Rights that it may have in connection with the Note and Warrant Purchase Agreement and the transactions contemplated thereby and to amend certain provisions of the Subordinated Note Purchase Agreement;
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency or which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
6.	Definitions.

8.	As used in this Agreement, the following term shall have the following meaning ascribed thereto: “Tethys Spin Out” means an offering of Tethys Common Stock with aggregate gross proceeds to Tethys of not less than $18 million and may include in connection therewith the sale of shares of Tethys Common Stock by the Company in such offering in which case the Company at its sole discretion shall be entitled to sell in such offering up to such number of shares of Tethys Common Stock as would take its equity interest in Tethys to below 50% of the total issued share capital of Tethys, provided however, that (a) the offering values Tethys on a pre-money basis at a minimum of $52 million; and (b) at least 50% of the net proceeds received by the company following any sale of its shares of Tethys Common Stock are immediately upon receipt of such proceeds by the Company used to make a prepayment in respect of the Senior Secured Notes.

9.	Capitalized terms used herein but not otherwise defined have the meanings assigned to them in the Subordinated Note Purchase Agreement.
     7. Consent and Waivers. Notwithstanding the provisions of any Loan Document, in accordance with Section 19 of the Subordinated Note Purchase Agreement the Subordinated Noteholders hereby irrevocably and

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unconditionally consent to, and waive any rights they may have under the Subordinated Note Purchase Agreement or any other Loan Documents in connection with: (i) the 12% Subordinated Offering, including, without limitation, (w) the terms of the Note and Warrant Purchase Agreement, (x) the sale and issuance of the 12% Subordinated Notes and the Warrants pursuant to the terms and provisions of the Note and Warrant Purchase Agreement, (y) the application of any of the negative covenants set forth in Section 12 of the Subordinated Note Purchase Agreement to the 12% Subordinated Offering and (z) the Subordinated Subsidiary Guaranty (as defined in the Note and Warrant Purchase Agreement) to be entered into in connection with the 12% Subordinated Offering, and (ii) the Tethys Spin Out, including, without limitation (x) the application of the negative covenants set forth in Section 12 of the Subordinated Note Purchase Agreement; and (y) the release of Tethys and Tethys Kazakhstan Limited as Subsidiary Guarantors under the Subsidiary Guaranty. The waivers granted in this Section 2 only apply to the matters described in clause (i) and (ii) above, and do not constitute any consent to any other action or a waiver of any other provisions of the Loan Documents, including, without limitation, the provisions of Section 11.7(d) of the Subordinated Note Purchase Agreement.
     8. Effect on Loan Documents. This Agreement is limited to the specific purpose for which it is granted and, except as specifically set forth above, (a) shall not be construed as a consent, waiver or other modification with respect to any term, condition or other provision of any Loan Document and (b) each of the Loan Documents shall remain in full force and effect and are each hereby ratified and confirmed.
     9. Miscellaneous.
     (a) Representations and Warranties. Each of the parties hereto hereby represents and warrants to the other parties hereto that this Waiver Agreement has been duly executed by the party hereto or by its representatives, thereunto duly authorized and this Waiver Agreement is enforceable in accordance with its terms except as such enforceability is limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally or general equitable principles. The undersigned Subordinated Noteholders hereby represent and warrant to the Company that by virtue of their aggregate holdings of Subordinated Notes they constitute Required Holders whose consent is required in order to consummate the transactions contemplated hereby.
     (b) Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the Company and the Subordinated Noteholders and their respective successors and assigns; provided that the Company may not assign its rights hereunder without the prior written consent of the Company and the Required Holders. There shall be no third party beneficiaries of any of the terms and provisions of this Agreement.
     (c) Entire Agreement. This Agreement, including all documents attached hereto, incorporated by reference herein or delivered in connection herewith, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.
     (d) Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     (e) Counterparts. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

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     IN WITNESS WHEREOF, this Waiver Agreement has been duly executed and delivered as of the day and year first above written.

CANARGO ENERGY CORPORATION

By:	/s/ Dr David Robson
Name:	Dr David Robson
Title:	Chairman and Chief Executive Officer

SUBORDINATED NOTEHOLDERS:
PENRITH LTD

By:	/s/ Yvonne Koenig

Name:	Yvonne Koenig
Title:

/s/ Thomas Gipson
Thomas L. Gipson

/s/ Robert Gipson
Robert Gipson

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